Exhibit 99.2

FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces Plans to
Downsize West Virginia Mining Operations
________
Continuing Weak Markets, Current and Impending EPA Regulations
Weigh on Central Appalachian Operations; 1,100 Jobs at Risk

BRISTOL, VA, July 31, 2014 – Eight operating affiliates of Alpha Natural Resources, Inc. (NYSE: ANR) have notified their employees late this afternoon that the coal mines and other facilities where they work are subject to being idled due to sustained weak market conditions and government regulations that have challenged the entire Central Appalachian mining industry.

In accordance with requirements of the Worker Adjustment and Retraining Notification (WARN) Act, notice has been given today to approximately 1,100 employees at 11 Alpha affiliated surface mines in West Virginia, as well as preparation plants and other support operations, advising them of the expected idling of those facilities based on Alpha’s current assessment of market conditions. The operations affected are:

•	Highland Mining’s Superior, Reylas, Freeze Fork and Trace Fork surface mines in Logan County and the North surface mine in Mingo and Logan Counties

•	Black Castle Mining’s surface mine in Boone County

•	Independence Coal’s Twilight surface mine in Boone County

•	Alex Energy’s Edwight surface mine in Raleigh County

•	Republic Energy’s Republic and Workman Creek surface mines in Raleigh County

•	Pioneer Fuel’s Ewing Fork #1 surface mine in Kanawha and Fayette Counties

•	Additional technical and other support services for these mine operations.

While no reductions in force are occurring immediately at these sites, they are currently planned to take place by mid-October.

These actions are being triggered by persistent weakness in U.S. and overseas coal demand and depressed price levels, along with government regulations that are causing electric utilities to close coal-fired power plants and forego new construction. Excess supply of coal worldwide also has contributed to falling coal prices. The international price of coal shipped to power plants in Europe has been hovering at a four-year low, while prices for metallurgical coal used to make steel have declined more than 20 percent in less than a year, reflective of oversupplied markets.

Industry forecasts for 2015 indicate that coal production from Central Appalachia will be less than half the region’s output in 2009. A major contributor to the demand erosion has been competition from natural gas as an alternate fuel for electricity generation in the U.S., along with competition from other coal producing basins. Additionally, EPA regulations are at least partly responsible for more than 360 coal-fired electric generating units in the U.S. closing or switching to natural gas. Nearly one of every five existing coal-fired power plants is closing or converting to other fuel sources, and Central Appalachian coal has been the biggest loser from EPA’s actions. EPA’s new MATS air emissions rule alone is expected to take more coal-fired power generation offline next year than in the previous three years combined. Much of that is in markets historically supplied by Central Appalachian mines.

Alpha’s President Paul Vining said: “Many mines in the region have done a great job finding ways to reduce costs and remain economically viable in this unprecedented business climate, but some Central Appalachian mines haven’t been able to keep up with the fast pace at which coal demand has eroded and prices have fallen. So, our operations managers have to take a hard and serious examination whether they can sustain a number of mines and related operations by finding additional cost reductions and whether the business will be there to support them in the year ahead.

“Over the next two months they will continue to run forecasts for expected customer commitments for next year, along with anticipated pricing, and a determination will be made whether the overall economics make sense given the cost structures at these operations and the business we expect to secure,” Vining added.

The mines receiving today’s WARN notifications produced 4.2 million tons of thermal and metallurgical coal through the first half of this year. Vining said that both domestic shipments and shipments to Europe from Central Appalachia are expected to be cut back significantly, though it was too early to project exactly how much annualized production might be taken offline due to today’s announcement.

“These actions are consistent with steps that we’ve taken in the past to build a smaller but more sustainable portfolio of mining assets across our three coal-producing basins,” Vining said. “Altogether we’ve idled about 35 million tons of coal production in just three years, primarily operations with the highest cash costs. The result has been an improved cost structure, which bolsters our competitiveness in the face of challenging market conditions.

“Our company has faced challenges in the last several years, but this is the most difficult part of the job. Coal miners are some of the hardest working, most dedicated people in America. This country would not be where it is today without them. As difficult as these decisions have been, they’re essential for our organization in a business environment that’s undergone an enormous and fundamental transformation.”

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With affiliate mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents. Alpha is committed to being a leader in mine safety with our Running Right safety process, and an environmental steward in the communities where its affiliates operate. For more information, visit Alpha’s website (www.alphanr.com).

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